Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Rockwood Holdings, Inc. dated May 13, 2005, June 28, 2005 as to the effects of the restatement discussed in Note 20 and July 18, 2005 as to the effects of the last paragraph of Note 12 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 20), appearing in Rockwood Holdings, Inc.’s Prospectus filed pursuant to Rule 424(b) under the Securities Act (Registration No. 333-122764) on August 18, 2005.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
February 27, 2006